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PRESS INFORMATION


                                                           FOR IMMEDIATE RELEASE
                                                                 AFTER 1PM (PST)
CONTACT:
Jeffry R. Allen
Vice President, Finance and Operations
and Chief Financial Officer
(408) 367-3212

Stan DeVaughn
Director, Corporate Communications
(408) 367-3203


              NETWORK APPLIANCE ACQUIRES INTERNET MIDDLEWARE CORP.

             IMC'S WEB PROXY CACHING TECHNOLOGY GREATLY ACCELERATES
                     USER ACCESS TO INTERNET/INTRANET DATA

SANTA CLARA, CALIFORNIA -- MARCH 17, 1997 -- Network Appliance, Inc. (NASDAQ:
NTAP) has signed a definitive purchase agreement under which it has acquired privately-held Internet Middleware Corporation (IMC).

         Under terms of the purchase agreement, Network Appliance common stock and options worth approximately $10.5 million was exchanged for all outstanding shares and options of IMC. The acquisition will be treated as a purchase. Allocation of the purchase price is expected to result in a one-time charge to Network Appliance's income statement in the fourth quarter of the current fiscal year of approximately $9.5 million, net of income taxes, related to the purchase of in-process technology.

         IMC was founded in 1996 by University of Southern California Professor Peter Danzig, a leading member of a web-caching research project sponsored primarily by the Advanced Research Projects Agency (ARPA) with additional support from National Science Foundation (NSF). The pioneering work, known





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as Harvest cache, showed that Web proxy caching significantly speeds
Internet/intranet access for users while decreasing the bandwidth needed on the Internet. IMC improved the performance in Harvest and prepared it for commercial application. IMC and Harvest-based products dominate the market for Web proxy caching, and are used by more Internet service providers (ISPs) and large companies worldwide than any other caching product.

         "Proxy-caching technology is a natural fit for NetApp products, which are already well established in the infrastructure of leading ISPs in North America and Europe, as well as corporate intranets," said Dan Warmenhoven, president and CEO of Network Appliance. "High- bandwidth applications and fast modems are already straining ISP and corporate networks today, and as bandwidth availability declines so will access to the data users need. We can now offer a superior solution to this problem," he said.

         "We are excited by the IMC-Network Appliance merger," said Mark Towfiq, president of Intelenet, Inc., which is helping Toshiba America Information Systems deploy Time Warner's cable modem services across the United States. "We already use IMC's proxy caching and Network Appliance filer products to reduce bandwidth costs and improve quality of service as part of Time Warner's project. We would be very interested in a combination of these two leading technologies in an appliance product for ease of deployment and faster performance."

         Network Appliance is a market-leading supplier of dedicated, network-data access servers, called filers, which enable users on computer networks to quickly and easily share different types of file data. The Company's filers accelerate the performance of applications on a network for users by dramatically reducing network response times.

         Except for the historical information contained in this announcement, the discussion in this press release contains certain forward- looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to





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such differences include compliance with accounting rules with regard to the estimate of the amount to be expensed in the fourth quarter, and those discussed in "risk factors" in the Company's Annual Report on Form 10K.

         Network Appliance filers deliver shared file service for UNIX, Windows and the World Wide Web. These devices deliver fast, simple, reliable, and cost-effective access to data stored in the network. The company pioneered the concept of the "network appliance," an extension of the industry trend toward dedicated, specialized products that perform a single function. Network Appliance filers are based on the company's innovative data access software known as Data ONTAP and standards-compliant hardware. More information is available on the Internet at WWW.NETAPP.COM.